Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-135912, 333-76179, 333-64109, and 333-27825), Form S-3, as amended (Nos. 333-90749, 333-46687 and 333-15413), Form S-4, as amended (Nos. 333-40313 and 333-81039), Form S-8 (Nos. 333-145495, 333-62148, 333-74647, 333-35049, 333-176219, and 333-273471), and Form S-8, as amended (No. 333-197284) of CBIZ, Inc. of our report dated July 11, 2024, relating to the consolidated financial statements of Marcum LLP, which appears in this Form 8-K.

/s/ BDO USA, P.C.
New York, New York

November 1, 2024